UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 9, 2007

Date of Report (Date of earliest event reported)

TNS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32033	36-4430020
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File No.)	Identification No.)

11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191-1406

(Address of principal executive offices and zip code)

(703) 453-8300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           TNS, Inc. (the “Company”) and Edward C. O’Brien, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, have reached agreement on the termination of Mr. O’Brien’s employment. The effective date of Mr. O’Brien’s termination of employment is June 30, 2007, but his responsibilities as Chief Financial Officer and Treasurer were transferred effective April 9, 2007. Mr. O’Brien is expected to remain with the Company to assist with transition matters through June 30, 2007.

The Company appointed Dennis L. Randolph, Jr., 27, as Executive Vice President, Chief Financial Officer and Treasurer effective April 9, 2007. Mr. Randolph has served as the Company’s Senior Vice President and Corporate Controller since September 2006. From October 2005 to August 2006, Mr. Randolph was the Company’s Vice President and Assistant Corporate Controller. From July 2003 to September 2005, Mr. Randolph was the Company’s Director of Accounting and Assistant Controller. Prior to that, Mr. Randolph worked for Ernst & Young, LLP and Arthur Andersen, LLP. Mr. Randolph is a certified public accountant in the state of Virginia. Mr. Randolph has a B.S. in Accounting from Virginia Polytechnic Institute and State University. See attached press release issued by the Company on April 10, 2007 announcing the appointment of Mr. Randolph.

The Company has not yet entered into a new employment agreement with Mr. Randolph and thus the material terms of such agreement are not available. When such information becomes available, the Company will file a brief description of the material terms of such new employment agreement as an amendment to this Form 8-K.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit 99.1	Press release issued on April 10, 2007 by TNS, Inc. announcing appointment of Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNS, INC.

Dated: April 10, 2007	By:	/s/ Henry H. Graham, Jr.
Henry H. Graham, Jr.
Chief Executive Officer

Exhibit Index

Exhibit Number	Description

99.1	Press release issued on April 10, 2007 announcing appointment of Chief Financial Officer.